For Immediate Release

Condor Hospitality Trust Reports 2017 First Quarter Results

4 Premium-Branded Hotels Acquired | Public Offering of 4,772,500 Shares | Closed $90 Million Facility

BETHESDA, MD, May 15, 2017 – Condor Hospitality Trust, Inc. (NASDAQ: CDOR) (the “Company”) today announced results for the first quarter ended March 31, 2017.

“The first quarter of 2017 was a watershed quarter for Condor as we completed multiple significant accomplishments that were the result of a transition plan initiated two years ago to execute a new strategy for the Company involving the repositioning of the portfolio as part of a new investment strategy, improving the Company’s equity structure, and enhancing the Company’s debt profile.   We continued the dramatic transformation of our portfolio with the additional disposition of two legacy hotels and the acquisition of three Home2 Suites by Hilton.  Additionally, post the close of the first quarter, we disposed of two additional legacy hotels, closed the fourth Home2 Suites, and announced the execution of a purchase contract to acquire the Hampton Inn and Suites Lake Mary.  In the last five quarters, Condor has closed on or announced contracts on over $200 million of acquisitions representing ten high-quality premium-branded select-service hotels comprising 1,349 rooms and flagged under six leading hotel brands.  In March 2017, we successfully raised over $50 million of gross proceeds through a common offering of our stock.  The net proceeds from this capital raise were used to pay down outstanding debt on our secured credit facility which now can be redrawn to fund future acquisitions.  Prior to this successful raise, the holders of the Company’s Series D Preferred Stock voluntarily converted to common stock, which we feel is a strong indication of their belief in the long-term value of the common stock of the Company and their confidence in the management team.  Both of these equity capitalization events were significant milestones as the Company’s common market capitalization is now approximately $120 million as compared to just $10 million at the start of 2015.  Finally, the Company closed a $90 million secured revolving credit facility and subsequently announced post the close of the first quarter that the Company had closed on an increase to the facility to $150 million.  We believe all of these achievements have and will continue to create shareholder value, as evidenced by the declaration and payment of our fourth consecutive quarterly common dividend in the first quarter of 2017,” said Bill Blackham, Condor’s Chief Executive Officer.

First Quarter 2017 Key Accomplishments

Closed Public Offering of 4,772,500 Shares of Common Stock: On March 29, 2017, the Company announced the closing of its underwritten public offering of 4,772,500 shares of its common stock, including 622,500 shares issued pursuant to the full exercise of an option to purchase additional shares of common stock granted to the underwriters, at a public offering price per share of $10.50.  The Company used the net proceeds of the offering to repay amounts borrowed under its secured revolving credit facility, which amounts will then become available to fund future acquisitions.

Closed New $90 Million Secured Revolving Credit Facility and Announced Increase to $150 Million Subsequent to the Close of the First Quarter: On March 1, 2017, the Company announced the closing of its new $90 million secured revolving credit facility.  On April 24, 2017, the Company announced that it had secured commitments from three lenders to increase the $90 million senior secured revolving credit facility to $150 million.  On May 12, 2017, the Company announced that it had successfully closed on the increase to its credit facility to $150 million.  KeyBanc Capital Markets, BMO Capital Markets, and The Huntington National Bank are Joint Lead Arrangers for the $150 million revolving credit facility with KeyBank National Association serving as Administrative Agent and The Huntington National Bank and BMO Capital Markets serving as Co-Syndication Agents.  The revolving credit facility now provides for up to a $150 million of committed borrowing capacity and continues to include an accordion feature that would allow the Company to increase the size of the facility up to $400 million with additional lender commitments.  The facility matures in 2020 and has two one-year extension options following additional capital achievements.  Borrowings will continue to bear interest at a rate determined by a leverage-based pricing grid.

Closed Acquisition of Four Home2 Suites by Hilton [Including One Closed Subsequent to the Close of the First Quarter]:  On March 27, 2017, the Company announced that it had closed on the acquisition of three Home2 Suites for $54.75 million.  The three hotels include the Home2 Suites Austin/Round Rock [Texas], the Home2 Suites Lexington University/Medical Center [Kentucky], and the Home2 Suites Tallahassee State Capitol [Florida].   Following the close of the first quarter on April 17, 2017, the Company announced that it had closed on the acquisition of the Home2 Suites Memphis/Southaven [Mississippi] for $19.0 million.  All four of the hotels will continue to be managed by the seller, Vista Host Inc.  With an average age of less than two years, these four Home2 Suites fit squarely within the Company’s stated investment strategy of acquiring newer, premium-branded select-service assets in secondary markets.

Four Non-Core Assets Sold [Including Two Closed Subsequent to the Close of the First Quarter]: In the first quarter of 2017, the Company continued to successfully dispose of legacy assets at what the Company’s considers to be attractive valuations.  The Company sold two assets in the first quarter resulting in $6.8 million of gross proceeds.  Subsequent to the close of the first quarter, the Company closed on two additional assets resulting in $5.7 million of gross proceeds.  Thus, year-to-date as of the time of this document, the Company has sold four legacy assets totaling $12.5 million in gross proceeds. The Company plans to dispose of a total of seven legacy hotels, including the four closed dispositions aforementioned, in the first half of 2017 and will continue to utilize the net proceeds to strategically reposition the portfolio.

Converted All Outstanding Series D Preferred Stock to Common Stock:  On March 1, 2017, the Company announced that the holders of $62.5 million of outstanding Series D Preferred Stock, which represented all of Condor’s outstanding Series D Preferred Stock, voluntarily converted their preferred shared into an aggregate of 6,004,957 shares of the Company’s common stock (adjusted on a post-reverse split basis) and 925,000 shares of newly issued Series E Preferred Stock, face value of $10 per share, in the aggregate amount of $9.25 million.  The common stock conversion price was previously established in the Series D Issuance Agreement in March 2016 and was $10.40 per share (adjusted on a post-reverse split basis). The new Series E Preferred Stock issued as part of the conversion transaction pays dividends at an annual rate of 6.25% of the aggregate face value of $9.25 million.  Commencing February 28, 2019, the Series E Preferred Stock is convertible into common stock at a conversion price of $13.85 per share of common stock (adjusted on a post-reverse split basis).

Executed 1-for-6.5 Reverse Stock Split: On March 15, 2017, the Company announced a 1-for-6.5 reverse stock split of its common stock.  The reverse stock split became effective at 4:01 p.m. EST on March 15, 2017.

Common Dividend Payment: On March 21, 2017, the Board of Directors declared a common stock dividend of $0.195 per share related to the first quarter of 2017.  This represents $0.78 per share on an annualized basis.  The first quarter dividend was paid on April 7, 2017 to shareholders of record on March 31, 2017.  The first quarter dividend represents the fourth consecutive quarterly dividend for the Company since declaring a dividend in July of 2016 for the first time since 2009.

Subsequent Events

Announced Executed Agreement to Acquire the Hampton Inn and Suites Lake Mary:  On May 1, 2017, the Company announced that it had executed an agreement to purchase the 130-room Hampton Inn and Suites located in Lake Mary, a suburb approximately 18 miles northeast of Orlando, at 850 Village Oak Lane, Lake Mary, Florida 32746.  The minimum purchase price of the hotel is $19.25 million with the potential to increase to $19.5 million under certain circumstances.  The hotel is expected to managed by Peachtree Hospitality Management, LLC.  The closing of the acquisition of the hotel is expected to occur late second quarter or early third quarter of 2017, but is subject to customary closing conditions including accuracy of representations and warranties and compliance with covenants and obligations.

Summary Financial Results

Revenue:  Condor’s first quarter 2017 revenue from continuing operations was $10.4 million compared to $12.5 million in the same 2016 period.  Revenue from wholly owned properties new investment platform properties acquired in and since 2012 totaled $6.0 million in the three months ended March 31, 2017.  Revenue from legacy properties totaled $4.4 million in this same period.

Net Earnings: First quarter net earnings attributable to common shareholders was ($14.0) million, or ($4.75) per basic share and ($4.75) per diluted share, compared to ($10.4) million, or ($13.72) per basic share and ($13.72) per diluted share for the same 2016 period.  The 2016 and 2017 periods included substantial dividends declared and undeclared and in kind dividends on preferred stock.  Decreased gains on the sale of assets and decreased net gain on derivatives and convertible debt also drove the differences in net income between the two years.

RevPAR:  For the first quarter, Revenue per Available Room (“RevPAR”) for the nine hotels considered the new investment platform hotels (includes the three Home2 Suites acquired in the first quarter of 2017, two Alofts acquired in 2016, the three hotels acquired in 2016 and the Hilton Garden Inn acquired in 2012) increased by 7.7% to $96.65 from $89.78 for the same period in 2016 (comparable operating results given for these hotels include results prior to the Company’s ownership based on information obtained from the prior owners).  The increase is attributable to a 1.6% increase in Average Daily Rate (“ADR”) over the same period 2016 and a 5.9% increase in occupancy.  ADR rose to $123.46 for the first quarter 2017 as compared to $121.48 for the same period in 2016.  Occupancy increased to 78.28% for the first quarter 2017 as compared to 73.91% for the same period in 2016.

For the first quarter, RevPAR for the six same-store hotels not considered held for sale at March 31, 2017 increased 17.2% from the same period in 2016 to $46.85.  The increase is attributable to a 23.0%  increase in occupancy to 66.20%, while ADR decreased by 4.8% to $70.77.

Funds From Operations (FFO) and Adjusted Funds from Operations (AFFO):  FFO for the three months ended March 31, 2017 decreased to ($0.7) million as compared to $5.8 million for the same period prior year. The decrease in FFO was primarily driven by a decrease in net gains on derivatives and convertible debt which decreased by $5.9 million between the first quarter periods.  AFFO for the first quarter 2017 was ($11.6) million as compared to ($17.9) million for the same period in 2016.  The increase in AFFO, which excludes net gains on derivatives and convertible debt, was primarily driven by lower preferred dividend expense.  Preferred dividends were driven in the first quarter of 2017 by the value of the Series E Preferred Stock offered as an inducement to voluntarily convert the Series D Preferred Stock and were driven in the first quarter of 2016 by the redemption of the Series A and B Preferred Stock and the exchange of the Series C Preferred Stock.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) and Adjusted EBITDA:  EBITDA for the three months ended March 31, 2017 decreased to $1.4 million as compared to $10.6 million for the same period prior year, a decrease of 86.4%.  The decrease in EBITDA for the three months ended March 31, 2017 was primarily driven by a decrease in net gains on the disposition of assets, which decreased by $4.0 million between the first quarter periods, and by a decrease in net gains on derivatives and convertible debt, which decreased by $5.9 million between the first quarter periods.  Adjusted EBITDA for the three months ended March 31, 2017 increased to $2.4 million as compared to $1.3 million for the same period prior year, an increase of 79.8%.  The increase in Adjusted EBITDA was primarily driven by strong performance in the new investment platform assets.

Capital Reinvestment:  The Company invested $0.9 million in capital improvements throughout the portfolio in the three ended March 31, 2017, to upgrade its properties and maintain brand standards.

Balance Sheet:  The Company had cash and cash equivalents (including restricted cash) and available revolver of $19.2 million and $20.9 million, respectively, at March 31, 2017.  As of March 31, 2017, the Company had total outstanding long-term debt, net of deferred financing costs, of $73.2 million, with $70.0 million associated with assets held for use with a weighted average maturity of 3.4 years and a weighted average interest rate of 4.60%.

Common Dividends:  On March 21, 2017, the Board of Directors declared a common stock dividend of $0.195 per share related to the first quarter of 2017.  This represents $0.78 per share on an annualized basis.  The first quarter dividend was paid on April 7, 2017 to shareholders of record on March 31, 2017.  The first quarter dividend represents the fourth consecutive quarterly dividend for the Company since declaring a dividend in July of 2016 for the first time since 2009.    Although the Board of Directors will evaluate the Company’s dividend policy on a quarterly basis, it believes that the common dividend level is sustainable.

Outlook

“The start of 2017 marked multiple significant moments in Condor’s strategic repositioning.  We continued to dramatically enhance the quality of the portfolio with the acquisition of four Home2 Suites, the disposition of four legacy hotels assets, and the announcement of one purchase contract.  Additionally, we closed on a $90 million senior secured credit facility and subsequent to quarter-end closed on the expansion of the facility to $150 million.  Finally, we successfully closed a public issuance of our common stock providing the Company the necessary capital to continue to acquire high-quality, premium-branded select-service assets in secondary markets,” said Jonathan Gantt, Condor’s Chief Financial Officer.  “The entire Condor organization is proud of our accomplishments to-date and highly focused on continuing to faithfully execute our strategy throughout 2017 to deliver shareholder value.”

First Quarter 2017 Earnings Call

The Company will conduct its quarterly conference call on Monday, May 15, 2017, at 9:00 AM ET.  To participate in the conference call, dial 1-877-425-9470 [International: 1-201-389-0878] approximately ten minutes before the call begins (9:00 AM ET).

Additionally, a live webcast of the conference call will be available through the Company’s website.  To access, log on to http://condorhospitality.com ten minutes prior to the call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of http://condorhospitality.com.

About Condor Hospitality Trust, Inc.

Condor Hospitality Trust, Inc. (NASDAQ: CDOR) is a self-administered real estate investment trust that specializes in the investment and ownership of upper midscale and upscale, premium-branded, select-service, extended stay, and limited service hotels.  The Company currently owns 19 hotels in 11 states.  Condor’s hotels are franchised by a number of the industry’s most well-regarded brand families including Hilton, Marriott/Starwood, InterContinental Hotels, Choice, and Wyndham.

SELECTED FINANCIAL DATA:

Condor Hospitality Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

 (In thousands, except share and per share data)

	As of
	March 31,	December 31,
	2017	2016

Assets
Investment in hotel properties, net	$150,652	$96,158
Investment in unconsolidated joint venture	8,747	9,036
Cash and cash equivalents	15,032	8,326
Restricted cash, property escrows	4,131	5,350
Accounts receivable, net of allowance for doubtful accounts of $25 and $21	1,271	1,416
Prepaid expenses and other assets	1,396	1,666
Derivative assets, at fair value	137	-
Investment in hotel properties held for sale, net	12,013	18,713
Total Assets	$193,379	$140,665

Liabilities and Equity

Liabilities
Accounts payable, accrued expenses, and other liabilities	$5,796	$4,698
Dividends payable	2,253	1,125
Derivative liabilities, at fair value	-	8
Convertible debt, at fair value	1,075	1,315
Long-term debt, net of deferred financing costs	69,945	56,775
Long-term debt related to hotel properties held for sale, net of deferred financing costs	3,288	5,945
Total Liabilities	82,357	69,866

Redeemable preferred stock
6.25% Series E, 925,000 shares authorized, $.01 par value, 925,000 shares outstanding, liquidation preference of $9,250	10,050	-

Equity
Shareholders' equity
Preferred stock, 40,000,000 shares authorized:
6.25% Series D, 6,700,000 shares authorized, $.01 par value, 6,245,156 shares outstanding, liquidation preference of $63,427	-	61,333
Common stock, $.01 par value, 200,000,000 shares authorized; 11,554,282 and 762,590 shares outstanding	115	8
Additional paid-in capital	226,119	118,655
Accumulated deficit	(128,230)	(112,024)
Total Shareholders' Equity	98,004	67,972
Noncontrolling interest in consolidated partnership (Condor Hospitality Limited Partnership), redemption value of $1,726 and $2,008	2,968	2,827
Total Equity	100,972	70,799

Total Liabilities and Equity	$193,379	$140,665

Condor Hospitality Trust, Inc.

Consolidated Statements of Operations

 (In thousands, except per share data)

	Three months ended March 31,
	2017	2016
Revenue
Room rentals and other hotel services	$10,361	$12,503
Operating Expenses
Hotel and property operations	7,613	9,711
Depreciation and amortization	1,051	1,409
General and administrative	1,492	1,448
Acquisition and terminated transactions	502	94
Equity transactions	343	-
Total operating expenses	11,001	12,662
Operating loss	(640)	(159)
Net gain (loss) on disposition of assets	(3)	3,367
Equity in earnings of joint venture	111	-
Net gain on derivatives and convertible debt	175	6,117
Other expense, net	(1)	(21)
Interest expense	(971)	(1,329)
Loss on debt extinguishment	(800)	(173)
Impairment loss, net	(271)	(793)
Earnings (loss) from continuing operations before income taxes	(2,400)	7,009
Income tax expense	-	-
Earnings (loss) from continuing operations	(2,400)	7,009
Gain from discontinued operations, net of tax	-	678
Net earnings (loss)	(2,400)	7,687
Loss (earnings) attributable to noncontrolling interest	50	(389)
Net earnings (loss) attributable to controlling interests	(2,350)	7,298
Dividends declared and undeclared and in kind dividends deemed on preferred stock	(11,603)	(17,740)
Net loss attributable to common shareholders	$(13,953)	$(10,442)

Earnings per Share
Continuing operations - Basic and Diluted	$(4.75)	$(14.63)
Discontinued operations - Basic and Diluted	-	0.91
Total - Basic and Diluted Earnings per Share	$(4.75)	$(13.72)

See accompanying notes to consolidated financial statements.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

Non-GAAP financial measures are measures of our historical financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We report Funds from Operations (“FFO”), Adjusted FFO (“AFFO”), Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, and Hotel EBITDA as non-GAAP measures that we believe are useful to investors as key measures of our operating results and which management uses to facilitate a periodic evaluation of our operating results relative to those of our peers.  Our non-GAAP measures should not be considered as an alternative to U.S. GAAP net earnings as an indication of financial performance or to U.S. GAAP cash flows from operating activities as a measure of liquidity.  Additionally, these measures are not indicative of funds available to fund cash needs or our ability to make cash distributions as they have not been adjusted to consider cash requirements for capital expenditures, property acquisitions, debt service obligations, or other commitments.

FFO and AFFO

The following table reconciles net earnings (loss) to FFO and AFFO for the three months ended March 31, 2017 and 2016 (in thousands). All amounts presented include both continuing and discontinued operations as well as our portion of the results of our unconsolidated Atlanta JV.

	Three months ended
	March 31,
Reconciliation of Net earnings (loss) to FFO and AFFO	2017	2016
Net earnings (loss)	$(2,400)	$7,687
Depreciation and amortization expense	1,051	1,409
Depreciation and amortization expense from JV	411	-
Net loss (gain) on disposition of assets	3	(4,048)
Net loss on disposition of assets from JV	1	-
Impairment loss, net	271	793
FFO	(663)	5,841
Dividends declared and undeclared and in kind dividends deemed on preferred stock	(11,603)	(17,740)
FFO attributable to common shares and partnership units	(12,266)	(11,899)
Net gain on derivatives and convertible debt	(175)	(6,117)
Acquisition and terminated transactions expense	502	94
Equity transactions expense	343	-
AFFO attributable to common shares and partnership units	$(11,596)	$(17,922)

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net earnings computed in accordance with GAAP, excluding gains or losses from sales of real estate assets, impairment, and the depreciation and amortization of real estate assets.  FFO is calculated both for the Company in total and as FFO attributable to common shares and partnership units, which is FFO excluding preferred stock dividends.  AFFO is FFO attributable to common shares and partnership units adjusted to exclude items we do not believe are representative of the results from our core operations, such as non-cash gains or losses on derivative liabilities and convertible debt and cash charges for acquisition or equity raising costs. All REITs do not calculate FFO and AFFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO and AFFO for similar REITs.

We consider FFO and AFFO to be useful additional measures of performance for an equity REIT because they facilitate an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO and AFFO provide a meaningful indication of our performance.

EBITDA, Adjusted EBITDA, and Hotel EBITDA

The following table reconciles net earning (loss) to EBITDA, Adjusted EBITDA, and Hotel EBITDA for the three months ended March 31, 2017 and 2016 (in thousands). All amounts presented include both continuing and discontinued operations as well as our portion of the results of our unconsolidated Atlanta JV.

	Three months ended
	March 31,
Reconciliation of Net earnings (loss) to EBITDA , Adjusted EBITDA, and Hotel EBITDA	2017	2016
Net earnings (loss)	$(2,400)	$7,687
Interest expense	971	1,334
Interest expense from JV	605	-
Loss on debt extinguishment	800	173
Income tax expense	-	-
Depreciation and amortization expense	1,051	1,409
Depreciation and amortization expense from JV	411	-
EBITDA	1,438	10,603
Net loss (gain) on disposition of assets	3	(4,048)
Net loss on disposition of assets from JV	1	-
Impairment loss, net	271	793
Net gain on derivatives and convertible debt	(175)	(6,117)
Acquisition and terminated transactions expense	502	94
Equity transactions expense	343	-
Adjusted EBITDA	2,383	1,325
General and administrative expense	1,492	1,448
Other expense, net	1	21
Unallocated hotel and property operations expense	132	116
Hotel EBITDA	$4,008	$2,910

Revenue	$10,361	$12,509
JV revenue	2,989	-
Condor and JV revenue	$13,350	$12,509
Hotel EBITDA as a percentage of revenue	30%	23%

We calculate EBITDA and Adjusted EBITDA by adding back to net earnings certain non-operating expenses and certain non-cash charges which are based on historical cost accounting that we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods. In calculating EBITDA, we add back to net earnings interest expense, loss on debt extinguishment, income tax expense, and depreciation and amortization expense. In calculating Adjusted EBITDA, we adjust EBITDA to add back net gain/loss on disposition of assets, acquisition and terminated transactions expense, and equity transactions expense, which are cash charges. We also add back impairment and gain or loss on derivatives and convertible debt, which are non-cash charges.  EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

We believe EBITDA and Adjusted EBITDA to be useful additional measures of our operating performance, excluding the impact of our capital structure (primarily interest expense), our asset base (primarily depreciation and amortization expense), and other items we do not believe are representative of the results from our core operations.

The Company further excludes general and administrative expenses, other non-operating income or expense, and certain hotel and property operations expenses that are not allocated to individual properties in assessing hotel performance (primarily certain general liability and other insurance costs, land lease costs, and office and banking fees) from Adjusted EBITDA to calculate Hotel EBITDA.  Hotel EBITDA is similar to the non-GAAP measure of Property Operating Income (“POI”) presented in filings prior to the September 30, 2016 Form 10-Q except that Hotel EBITDA also excludes the unallocated hotel and property operations expenses previously included in POI.  Hotel EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

Hotel EBITDA is intended to isolate property level operational performance over which the Company’s hotel operators have direct control.  We believe Hotel EBITDA is helpful to investors as it better communicates the comparability of our hotels’ operating results for all of the Company’s hotel properties and is used by management to measure the performance of the Company’s hotels and the effectiveness of the operators of the hotels.

Condor Hospitality Trust, Inc.

Operating Statistics

The following table presents our same property occupancy, ADR, and RevPAR for all our hotels owned at March 31, 2017.  Same property occupancy, ADR, and RevPAR reflect the performance of hotels during the entire period, regardless of our ownership during the period presented.  Results for the hotels for periods prior to our ownership were provided to us by prior owners and have not been adjusted by us.  The performance metrics for the hotel acquired through our Atlanta JV, also presented below, reflect 100% of the operating results of the property, including our interest and the interest of our partner.

	Three months ended March 31,
	2017			2016
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Solomons Hilton Garden Inn	73.58%	$118.70	$87.33	68.53%	$116.75	$80.01
Atlanta Hotel Indigo	74.07%	104.45	77.37	75.17%	101.92	76.61
Jacksonville Courtyard by Marriott	76.02%	114.83	87.29	81.14%	111.82	90.72
San Antonio SpringHill Suites	81.49%	140.69	114.66	74.37%	125.82	93.57
Leawood Aloft	74.00%	126.10	93.31	75.27%	124.09	93.41
Lexington Home2 Suites	74.23%	105.56	78.35	71.95%	105.46	75.88
Round Rock Home2 Suites	85.37%	123.17	105.16	81.97%	117.95	96.68
Tallahassee Home2 Suites	80.79%	124.91	100.92	72.44%	123.67	89.58
Wholly owned properties	77.16%	$120.17	$92.72	75.07%	$116.05	$87.11
Atlanta Aloft JV	82.52%	135.12	111.50	69.52%	143.61	99.85
Total new investment platform	78.28%	$123.46	$96.65	73.91%	$121.48	$89.78

Legacy held for sale	46.11%	$77.24	$35.61	50.01%	$74.03	$37.02
Legacy held for use	66.20%	$70.77	$46.85	53.80%	$74.33	$39.99
Total legacy	57.56%	$73.00	$42.02	52.19%	$74.21	$38.73

Total portfolio as of March 31, 2017	69.06%	$104.74	$72.34	64.17%	$104.24	$66.89

Condor Hospitality Trust, Inc.
Property List | As of May 15, 2017

New Investment Platform | Acquired from January 1, 2012 - May 15, 2017
Ref	Hotel Name	City	State	Rooms	Acquisition Date	Purchase Price (in millions)
1	Hilton Garden Inn	Dowell/Solomons	MD	100	05/25/2012	$11.5
2	SpringHill Suites	San Antonio	TX	116	10/01/2015	$17.5
3	Courtyard by Marriott	Jacksonville	FL	120	10/02/2015	$14.0
4	Hotel Indigo	College Park	GA	142	10/02/2015	$11.0
5	Aloft[1]	Atlanta	GA	254	08/22/2016	$43.6
6	Aloft	Leawood	KS	156	12/14/2016	$22.5
7	Home2 Suites	Lexington	KY	103	03/24/2017	$16.5
8	Home2 Suites	Round Rock	TX	91	03/24/2017	$16.8
9	Home2 Suites	Tallahassee	FL	132	03/24/2017	$21.5
10	Home2 Suites	Southaven	MS	105	04/14/2017	$19.0
	Total New Investment Platform			1,319		$193.9

Current Legacy Hotel Portfolio
Ref	Hotel Name	City	State	Rooms	Acquisition Date	Status[2]
11	Super 8	Creston	IA	121	09/19/1978	Hold
12	Quality Inn	Solomons	MD	59	06/01/1986	Hold
13	Key West Inn	Key Largo	FL	40	08/01/1987	HFS
14	Quality Inn	Morgantown	WV	81	10/01/1996	HFS
15	Comfort Suites	Ft. Wayne	IN	127	11/07/2005	Hold
16	Comfort Inn and Suites	Warsaw	IN	71	11/07/2005	Hold
17	Comfort Suites	South Bend	IN	135	11/30/2005	Hold
18	Supertel Inn/Conference Center	Creston	IA	41	06/30/2006	Hold
19	Days Inn	Bossier City	LA	176	04/04/2007	HFS

	Total			851

	Total Portfolio | As of May 15, 2017			2,170

1 | Owned 80% by Condor
2 | HFS indicates the asset is currently marketed for sale

Dispositions | For Period January 1, 2015 - May 15, 2017
Ref	Hotel Name	City	State	Rooms	Disposition Date	Gross Proceeds (in millions)
1	Super 8	West Plains	MO	49	01/15/2015	$1.5
2	Super 8	Green Bay	WI	83	01/29/2015	$2.2
3	Super 8	Columbus	GA	74	03/16/2015	$0.9
4	Sleep Inn & Suites	Omaha	NE	90	03/19/2015	$2.9
5	Savannah Suites	Chamblee	GA	120	04/01/2015	$4.4
6	Savannah Suites	Augusta	GA	172	04/01/2015	$3.4
7	Super 8	Batesville	AR	49	04/30/2015	$1.5
8	Days Inn	Ashland	KY	63	07/01/2015	$2.2
9	Comfort Inn	Alexandria	VA	150	07/13/2015	$12.0
10	Days Inn	Alexandria	VA	200	07/13/2015	$6.5
11	Super 8	Manhattan	KS	85	08/28/2015	$3.2
12	Quality Inn	Sheboygan	WI	59	10/06/2015	$2.3
13	Super 8	Hays	KS	76	10/14/2015	$1.9
14	Days Inn	Glasgow	KY	58	10/16/2015	$1.8
15	Super 8	Tomah	WI	65	10/21/2015	$1.4
16	Rodeway Inn	Fayetteville	NC	120	11/03/2015	$2.6
17	Savannah Suites	Savannah	GA	160	12/22/2015	$4.0
	Total 2015			1,673		$54.7
18	Super 8	Kirksville	MO	61	01/04/2016	$1.5
19	Super 8	Lincoln	NE	133	01/07/2016	$2.8
20	Savannah Suites	Greenville	SC	170	01/08/2016	$2.7
21	Super 8	Portage	WI	61	03/30/2016	$2.4
22	Super 8	O'Neill	NE	72	04/25/2016	$1.7
23	Quality Inn	Culpeper	VA	49	05/10/2016	$2.2
24	Super 8	Storm Lake	IA	59	05/19/2016	$2.8
25	Clarion Inn	Cleveland	TN	59	05/24/2016	$2.2
26	Super 8	Coralville	IA	84	05/26/2016	$3.4
27	Super 8	Keokuk	IA	61	05/27/2016	$2.2
28	Comfort Inn	Chambersburg	PA	63	06/06/2016	$2.1
29	Super 8	Pittsburg	KS	64	08/08/2016	$1.6
30	Super 8	Mount Pleasant	IA	54	09/09/2016	$1.9
31	Quality Inn	Danville	KY	63	09/19/2016	$2.3
32	Super 8	Menomonie	WI	81	09/26/2016	$3.0
33	Comfort Inn	Glasgow	KY	60	10/14/2016	$2.4
34	Days Inn	Sioux Falls	SD	86	11/04/2016	$2.1
35	Comfort Inn	Shelby	NC	76	11/07/2016	$4.1
36	Comfort Inn	Rocky Mount	VA	61	11/17/2016	$2.2
37	Days Inn	Farmville	VA	59	11/17/2016	$2.4
38	Comfort Suites	Marion	IN	62	11/18/2016	$3.0
39	Comfort Inn	Farmville	VA	50	11/30/2016	$2.6
40	Quality Inn	Princeton	WV	50	12/05/2016	$2.1
41	Super 8	Burlington	IA	62	12/21/2016	$2.8
42	Savannah Suites	Atlanta	GA	164	12/22/2016	$2.9
	Total 2016			1,864		$61.4
43	Comfort Inn	New Castle	PA	79	03/27/2017	$2.5
44	Super 8	Billings	MT	106	03/28/2017	$4.3
45	Comfort Inn	Harlan	KY	61	04/03/2017	$1.9
46	Comfort Suites	Lafayette	IN	62	04/18/2017	$3.9
	Total YTD 2017			308		$12.5